UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2011 (August 23, 2011)

SIRIUS XM RADIO INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

          On August 23, 2011, we entered into a new employment agreement (the “Employment Agreement”) with Dara F. Altman to continue to serve as our Executive Vice President and Chief Administrative Officer through August 22, 2015. The Employment Agreement provides for an annual base salary of $500,000. If Ms. Altman’s employment is terminated without cause or she terminates her employment for good reason, we are obligated to pay her a lump sum equal to her then annual salary and the cash value of the bonus last paid or payable to her in respect of the preceding fiscal year and to continue her health and life insurance benefits for one year. Our obligations to pay the foregoing amounts are subject to Ms. Altman’s execution of a valid release of claims against us and her compliance with certain restrictive covenants. We have also agreed to indemnify Ms. Altman for any excise taxes that may be imposed on her under Section 280G of the Internal Revenue Code.

          In connection with the execution of the Employment Agreement, we granted Ms. Altman an option to purchase 7,500,000 shares of our common stock at an exercise price of $1.69 per share (the closing sale price of our common stock on the Nasdaq Global Select Market on the date of the execution of the Employment Agreement) (the “Option”). The Option will generally vest in four equal installments on each of August 23, 2012, August 23, 2013, August 23, 2014 and August 23, 2015, subject to earlier acceleration or termination under certain circumstances.

          The foregoing description is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

The Exhibit Index attached hereto is incorporated herein.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly

Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: August 24, 2011

EXHIBITS

Exhibit	Description of Exhibit

10.1	Employment Agreement, dated as of August 23, 2011, between Sirius XM Radio Inc. and Dara F. Altman